UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2005

THE PROVIDENCE SERVICE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50364	86-0845127
(Commission File Number)	(I.R.S. Employer Identification No.)

5524 East Fourth Street, Tucson Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

(520) 747-6600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 28, 2005, we and certain of our subsidiaries entered into a second amended and restated loan and security agreement, or Second Amended Loan Agreement, with Healthcare Business Credit Corporation, or HBCC, to: (1) permit certain of our subsidiaries to become parties to the Second Amended Loan Agreement, (2) increase the amounts we may borrow under the revolving line of credit and acquisition term loan and (3) extend the maturity date of the revolving line of credit and acquisition term loan. The information in Item 2.03 below is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 28, 2005, we and certain of our subsidiaries entered into the Second Amended Loan Agreement with HBCC attached hereto as Exhibit 10.1. The Second Amended Loan Agreement provides for an increase in the amount we may borrow under the revolving line of credit from $10 million to $25 million and an increase in the amount we may borrow under the acquisition term loan from $10 million to $25 million subject to certain conditions. The amount we may borrow under the revolving line of credit is subject to the availability of a sufficient amount of eligible accounts receivable at the time of borrowing. If, at any time during the term of the of the Second Amended Loan Agreement, our eligible accounts receivable balance falls below the amount borrowed under the revolving line of credit, as determined by HBCC, the resulting deficiency is payable to HBCC immediately. Advances under the acquisition term loan are subject to HBCC’s approval and are payable in consecutive monthly installments as determined by HBCC under the Second Amended Loan Agreement. At June 30, 2005, we had no borrowings under our revolving line of credit and approximately $10.0 million outstanding under the acquisition term loan.

Borrowings under the Second Amended Loan Agreement bear interest at a rate equal to the sum of the annual rate in effect in the London Interbank market, or LIBOR, applicable to one month deposits of U.S. dollars on the business day preceding the date of determination plus 4.0% in the case of the revolving line of credit and 4.5% in the case of the acquisition term loan. In addition, we are subject to a 0.5% fee per annum on the unused portion of the available funds as determined in accordance with certain provisions of the Second Amended Loan Agreement, as well as certain other administrative fees.

The Second Amended Loan Agreement also extends the maturity date of the revolving line of credit and acquisition term loan to June 28, 2010.

In order to secure payment and performance of all obligations in accordance with the terms and provisions of the Second Amended Loan Agreement, HBCC retained its interests in the collateral described in the first amended and restated loan and security agreement, including management agreements with certain not-for-profit entities, and the assets of certain of our subsidiaries which became party to the first amended and restated loan and security agreement under the Second Amended Loan Agreement. If certain events of default including, but not limited to, failure to pay any installment of principal or interest when due, failure to pay any other charges, fees, expenses or other monetary obligations owing to HBCC when due or other particular covenant defaults, as more fully described in the Second Amended Loan Agreement, occur, HBCC may declare all unpaid principal and any accrued and unpaid interest and all fees and expenses immediately due. Under the Second Amended Loan Agreement, any initiation of bankruptcy or related proceedings, assignment or sale of any asset or failure to remit any payments received by us on account to HBCC will accelerate all unpaid principal and any accrued and unpaid interest and all fees and expenses. In addition, if we default on certain of our indebtedness including the promissory notes issued in connection with certain completed business acquisitions, it could trigger a cross default under the Second Amended Loan Agreement whereby HBCC may declare all unpaid principal and accrued and unpaid interest, other charges, fees, expenses or other monetary obligations immediately due.

In addition, we agreed with HBCC to subordinate our management fee receivable pursuant to management agreements established with certain of our managed entities, which have stand-alone credit facilities with HBCC, to the claims of HBCC in the event one of these managed entities defaults under its

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credit facility. Additionally, any other monetary obligations of these managed entities owing to us are subordinated to the claims of HBCC in the event one of these managed entities defaults under its credit facility. If one or more of these managed entities defaults under its credit facility with HBCC, it could have a material adverse affect on our management fees revenue.

The remaining provisions of the Second Amended Loan Agreement remained substantially the same as those set forth in the first amended and restated loan and security agreement.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

None.

(b) Pro forma financial information.

None.

(c) Exhibits.

10.1	Second Amended and Restated Loan and Security Agreement by and among The Providence Service Corporation and certain of its subsidiaries and Healthcare Business Credit Corporation dated as of June 28, 2005. (Schedules and exhibits are omitted; The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: July 5, 2005	By:	/s/ Fletcher J. McCusker
Fletcher J. McCusker
Chief Executive Officer

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